The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2) Registration Nos. 333-292881 and 333-292881-01

Subject To Completion, dated July 31, 2026

PRICING SUPPLEMENT No. 113 dated August , 2026

(To Product Supplement No. 1 dated February 13, 2026,

Prospectus Supplement dated February 13, 2026

and Prospectus dated February 13, 2026)

Wells Fargo Finance LLC Medium-Term Notes, Series B Fully and Unconditionally Guaranteed by Wells Fargo & Company Equity Linked Securities
Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

■ Linked to the common stock of Snowflake Inc. (the “Underlier”)

■ Unlike ordinary debt securities, the securities do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call prior to stated maturity upon the terms described below. Whether the securities are automatically called prior to stated maturity and, if they are not automatically called, whether you receive the face amount of your securities at stated maturity, will depend, in each case, on the closing value of the Underlier on the relevant call date or the final calculation day, as applicable

■ Quarterly Coupon. The securities will pay a fixed coupon on a quarterly basis, until the earlier of stated maturity or automatic call, at a per annum rate that will be determined on the pricing date and will be at least 12.55% per annum

■ Automatic Call. If the closing value of the Underlier on any of the quarterly call dates beginning approximately one year after issuance is greater than or equal to the starting value, the securities will be automatically called for the face amount plus a final coupon payment

■ Potential Loss of Principal. If the securities are not automatically called prior to stated maturity, you will receive the face amount at stated maturity if, and only if, the closing value of the Underlier on the final calculation day is greater than or equal to the threshold value. If the closing value of the Underlier on the final calculation day is less than the threshold value, you will lose more than 50%, and possibly all, of the face amount of your securities

■ The threshold value is equal to 50% of the starting value

■ If the securities are not automatically called prior to stated maturity, you will have full downside exposure to the Underlier from the starting value if the closing value on the final calculation day is less than the threshold value, but you will not participate in any appreciation of the Underlier and will not receive any dividends on the Underlier

■ All payments on the securities are subject to credit risk, and you will have no ability to pursue the Underlier for payment; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment

■ No exchange listing; designed to be held to maturity or automatic call

The current estimated value of the securities is approximately $956.20 per security. While the estimated value of the securities at pricing may differ from the estimated value set forth above, we do not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $926.20 per security. The estimated value of the securities was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-11 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement.

The securities are the unsecured obligations of Wells Fargo Finance LLC, and, accordingly, all payments are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment. The securities are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price(1)	Agent Discount(2)	Proceeds to Wells Fargo Finance LLC
Per Security	$1,000.00	$31.00	$969.00
Total

(1) The original offering price for investors purchasing the securities in fee-based advisory accounts is $969.00 per security, reflecting a foregone agent discount with respect to such security.

(2) The agent will receive an agent discount of up to $31.00 per security; provided that the agent will not receive an agent discount with respect to any security purchased in a fee-based advisory account at an original offering price of $969.00 per security. Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

Terms of the Securities

Issuer:	Wells Fargo Finance LLC.
Guarantor:	Wells Fargo & Company.
Market Measure:

The Market Measure (referred to as the “Underlier”), Bloomberg ticker symbol, starting value and threshold value are set forth in the table below.

Market Measure

Bloomberg Ticker Symbol

Starting Value(1)

Threshold Value(2)

Common Stock of Snowflake Inc.

SNOW

$

$

(1) The closing value of the Underlier on the pricing date.

(2) 50% of the starting value.

Pricing Date*:	August 14, 2026.
Issue Date*:	August 19, 2026.
Original Offering Price:

$1,000 per security; provided that the original offering price is $969.00 per security for investors purchasing the securities in fee-based advisory accounts, reflecting a foregone agent discount with respect to such security.

Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Coupon Payments:

The coupon payment is a fixed amount payable quarterly on each coupon payment date at a per annum rate equal to the coupon rate.

Each “coupon payment” will be calculated per security as follows: ($1,000 × coupon rate)/4. Each coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

Coupon Payment Dates*:

Quarterly, on the 19th day of each February, May, August, and November, commencing November 2026 to and including May 2030, and on the stated maturity date, unless automatically called; provided that if a coupon payment date is not a business day, we will make the coupon payment on the next business day; provided further that if a call date is postponed, as described under “—Market Disruption Events and Postponement Provisions” below, the coupon payment to be made on the coupon payment date immediately following that originally scheduled call date will be made on the date that is three business days after that call date as postponed. If any coupon payment is made on a day after the scheduled coupon payment date, interest on that payment will not accrue during the period from and after the scheduled coupon payment date.

Coupon Rate:	The “coupon rate” will be determined on the pricing date and will be at least 12.55% per annum.
Call Dates*:

Quarterly, on the third scheduled business day prior to each coupon payment date scheduled to occur from August 2027 to May 2030. Each call date is subject to postponement as described below under “—Market Disruption Events and Postponement Provisions.”

Final Calculation Day*:	August 14, 2030, subject to postponement as described below under “—Market Disruption Events and Postponement Provisions.”
Automatic Call:

If the closing value of the Underlier on any call date is greater than or equal to the starting value, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final coupon payment.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Settlement Date:	Three business days after the applicable call date (as each such date may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable).

PRS-2

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

Stated Maturity Date*:	August 19, 2030, subject to postponement. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.
Maturity Payment Amount:

If the securities are not automatically called prior to the stated maturity date, you will be entitled to receive on the stated maturity date a cash payment per security in U.S. dollars equal to the maturity payment amount (in addition to a final coupon payment). The “maturity payment amount” per security will equal:

• if the ending value is greater than or equal to the threshold value: $1,000; or

• if the ending value is less than the threshold value:

$1,000 × performance factor

If the securities are not automatically called prior to stated maturity and the ending value is less than the threshold value, you will lose more than 50%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of the coupon payments. You will not participate in any appreciation of the Underlier, but you will have full downside exposure to the Underlier if the ending value is less than the threshold value.

Performance Factor:	The ending value divided by the starting value (expressed as a percentage).
Closing Value:

Closing value has the meaning assigned to “stock closing price” set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement. The closing value of the Underlier is subject to adjustment through the adjustment factor as described in the accompanying product supplement.

Ending Value:	The “ending value” will be the closing value of the Underlier on the final calculation day.
Market Disruption Events and Postponement Provisions:

Each call date and the final calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the call dates, the final calculation day, the coupon payment dates, the call settlement dates and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call date and the final calculation day is a “calculation day,” and each coupon payment date, each call settlement date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	Wells Fargo Securities, LLC
Material Tax Consequences:	For a discussion of material U.S. federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Tax Considerations.”
Agent:

Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $31.00 per security; provided that no concession will be allowed in connection with securities purchased in a fee-based advisory account at an original offering price of $969.00 per security.

The agent or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the securities. If any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

PRS-3

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	95001HMK4

____________________

*To the extent that we make any change to the expected pricing date or expected issue date, the call dates, the final calculation day, the coupon payment dates and the stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-4

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

Additional Information About the Issuer, the Guarantor and the Securities

You should read this pricing supplement together with product supplement No. 1 dated February 13, 2026, the prospectus supplement dated February 13, 2026 and the prospectus dated February 13, 2026 for additional information about the securities. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Wells Fargo Finance LLC and not to any of its affiliates, including Wells Fargo & Company.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

• Product Supplement No. 1 dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/72971/000183988226009729/wffprincipal-424b2_021326.htm

• Prospectus Supplement dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/1738143/000183988226009700/seriesb-424b2_021326.htm

• Prospectus dated February 13, 2026:

https://www.sec.gov/Archives/edgar/data/72971/000183988226009692/standalone-424b2_021326.htm

PRS-5

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

Estimated Value of the Securities

The original offering price of each security includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the securities include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the securities as compared to conventional debt of Wells Fargo & Company of the same maturity, as well as our and our affiliates’ liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed rate that is generally lower than our internal funding rate, which is described below and is used in determining the estimated value of the securities.

If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher. The estimated value of the securities as of the pricing date will be set forth in the final pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the securities by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the securities, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).

The estimated value of the debt component is based on an internal funding rate that reflects, among other things, our and our affiliates’ view of the funding value of the securities. This rate is used for purposes of determining the estimated value of the securities since we expect secondary market prices, if any, for the securities that are provided by WFS or any of its affiliates to generally reflect such rate. WFS determined the estimated value of the securities based on this internal funding rate, rather than the assumed rate that we use to determine the economic terms of the securities, for the same reason.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Selected Risk Considerations—Risks Relating To The Estimated Value Of The Securities And Any Secondary Market—The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the securities determined by WFS is subject to important limitations. See “Selected Risk Considerations—Risks Relating To The Estimated Value Of The Securities And Any Secondary Market—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.”

Valuation of the securities after issuance

The estimated value of the securities is not an indication of the price, if any, at which WFS or any other person may be willing to buy the securities from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the securities due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the 4-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 4-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement.

PRS-6

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

If WFS or any of its affiliates makes a secondary market in the securities, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the securities are held and to commercial pricing vendors. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the securities from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the securities at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the securities. As a result, if you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the securities from investors, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop.

PRS-7

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

◼ seek an investment with fixed coupon payments at a rate equal to the coupon rate until the earlier of stated maturity or automatic call;

◼ understand that if the securities are not automatically called prior to the stated maturity date and the ending value is less than the threshold value, they will be fully exposed to the decline in the Underlier from the starting value and will lose a significant portion, and possibly all, of the face amount of the securities at stated maturity;

◼ understand that the securities may be automatically called prior to stated maturity and that the term of the securities may be reduced;

◼ understand and are willing to accept the full downside risks of the Underlier;

◼ are willing to forgo participation in any appreciation of the Underlier and dividends on the Underlier; and

◼ are willing to hold the securities until maturity or automatic call.

The securities may not be an appropriate investment for investors who:

◼ seek a liquid investment or are unable or unwilling to hold the securities to maturity or automatic call;

◼ require full payment of the face amount of the securities at stated maturity;

◼ seek a security with a fixed term;

◼ are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

◼ are unwilling to accept the risk that the ending value may be less than the threshold value;

◼ seek exposure to the upside performance of the Underlier;

◼ are unwilling to accept the risk of exposure to the Underlier;

◼ are unwilling to accept the credit risk of Wells Fargo Finance LLC and Wells Fargo & Company; or

◼ prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underlier, please see the section titled “The Underlier” below.

PRS-8

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

Determining Payment At Maturity

If the securities have not been automatically called prior to the stated maturity date, then at maturity you will receive (in addition to a final coupon payment) a cash payment per security (the maturity payment amount) calculated as follows:

PRS-9

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

Hypothetical Payout Profile

The following profile illustrates the potential maturity payment amount on the securities (excluding the final coupon payment) for a range of hypothetical performances of the Underlier from the starting value to the ending value, assuming the securities have not been automatically called prior to the stated maturity date. As this profile illustrates, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the coupon payments received during the term of the securities. This graph has been prepared for purposes of illustration only. Your actual maturity payment amount will depend on whether the securities are automatically called, the actual ending value and whether you hold your securities to stated maturity.

PRS-10

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Securities Generally

If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

We will not repay you a fixed amount on the securities at stated maturity. If the securities are not automatically called prior to stated maturity, you will receive a maturity payment amount that will be equal to or less than the face amount, depending on the ending value.

If the ending value is less than the threshold value, the maturity payment amount will be less than the face amount, you will have full downside exposure to the decrease in the value of the Underlier from the starting value, and you will lose 1% of the face amount for every 1% that the ending value is less than the starting value. As a result, if the ending value is less than the threshold value, you will lose a significant portion, and possibly all, of the face amount at stated maturity. This is the case even if the value of the Underlier is greater than or equal to the starting value or the threshold value at certain times during the term of the securities.

You May Be Fully Exposed To The Decline In The Underlier From The Starting Value, But Will Not Participate In Any Positive Performance Of The Underlier.

Even though you will be fully exposed to a decline in the value of the Underlier if the ending value is below the threshold value, you will not participate in any increase in the value of the Underlier over the term of the securities. Your maximum possible return on the securities will be limited to the sum of the coupon payments paid on the securities. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the value of the Underlier.

Higher Coupon Rates Are Associated With Greater Risk.

The securities offer coupon payments at a higher rate than the rate we would pay on conventional debt securities of the same maturity. These higher coupon payments are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may lose a substantial portion, and possibly all, of the face amount at maturity. The volatility of the Underlier is an important factor affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the value of the Underlier, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Greater expected volatility of the Underlier as of the pricing date may result in a higher coupon rate, but it also represents a greater expected likelihood as of the pricing date that the ending value will be less than the threshold value such that you will lose a substantial portion, and possibly all, of the face amount at maturity. In general, the higher the coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will lose a substantial portion, and possibly all, of the face amount at maturity.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called, the term of the securities will be reduced. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority as to the proper U.S. federal tax treatment of the securities, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in this pricing supplement under “United States Federal Tax Considerations.” If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected.

While we (to the extent we have withholding responsibility) currently do not generally intend to withhold on payments on the securities to a Non-U.S. holder (assuming the Non-U.S. holder satisfies the certification requirements described below under “United States Federal Tax Considerations”), Non-U.S. holders should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. holder, generally at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold on coupon payments on the securities.

PRS-11

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

The final calculation day will be postponed if the originally scheduled final calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the final calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To An Investment In Wells Fargo Finance LLC’s Debt Securities, Including The Securities

The Securities Are Subject To Credit Risk.

The securities are our obligations, are fully and unconditionally guaranteed by the Guarantor and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the securities are subject to creditworthiness and you will have no ability to pursue the Underlier for payment. As a result, our and the Guarantor’s actual and perceived creditworthiness may affect the value of the securities and, in the event we and the Guarantor were to default on the obligations under the securities and the guarantee, you may not receive any amounts owed to you under the terms of the securities.

As A Finance Subsidiary, We Have No Independent Operations And Will Have No Independent Assets.

As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to the holders of our securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Holders will have recourse only to a single claim against the Guarantor and its assets under the guarantee. Holders of the securities should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of unsecured, unsubordinated debt securities issued by the Guarantor.

Holders Of The Securities Have Limited Rights Of Acceleration.

Holders Of The Securities Could Be At Greater Risk For Being Structurally Subordinated If Either We Or The Guarantor Conveys, Transfers Or Leases All Or Substantially All Of Our Or Its Assets To One Or More Of The Guarantor’s Subsidiaries.

The Securities Will Not Have The Benefit Of Any Cross-Default Or Cross-Acceleration With Other Indebtedness Of The Guarantor; Events Of Bankruptcy, Insolvency, Receivership Or Liquidation Relating To The Guarantor And Failure By The Guarantor To Perform Any Of Its Covenants Or Warranties (Other Than A Payment Default Under The Guarantee) Will Not Constitute An Event Of Default With Respect To The Securities.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

The original offering price of the securities includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the securities include (i) the agent discount (if any), (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed rate that is generally lower than our internal funding rate, which is described above under “Estimated Value of the Securities—Determining the estimated value.” If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the securities was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Estimated Value of the Securities—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the securities may be higher, and perhaps materially higher, than the estimated value of the securities that would be

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Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the securities.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the 4-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 4-month period. If you hold the securities through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS or any of its affiliates, as discussed above under “Estimated Value of the Securities—Valuation of the securities after issuance.”

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current value of the Underlier, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underlier; interest rates; volatility of the Underlier; time remaining to maturity; and dividend yields on the Underlier. When we refer to the “value” of your securities, we mean the value you could receive for your securities if you are able to sell them in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our and the Guarantor’s creditworthiness. The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, you will not receive the coupon payments that would have accrued had the securities been called on a later call date or held until the stated maturity date. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of the Underlier. Because numerous factors are expected to affect the value of the securities, changes in the value of the Underlier may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Underlier

The Maturity Payment Amount And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlier And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

●Investing In The Securities Is Not The Same As Investing In The Underlier. Investing in the securities is not equivalent to investing in the Underlier. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the Underlier for a period similar to the term of the securities because you will not receive any

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Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

dividend payments, distributions or any other payments paid on the Underlier. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underlier would have.

●Historical Values Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Securities.

●The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.

●We Cannot Control Actions By The Underlying Stock Issuer.

●We And Our Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

●You Have Limited Anti-dilution Protection.

The Securities Will Be Subject To Single Stock Risk.

The value of the Underlier can rise or fall sharply due to factors specific to the Underlier, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions.

Risks Relating To Conflicts Of Interest

Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our and the Guarantor’s economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

●  The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. WFS, which is our affiliate, will be the calculation agent for the securities. As calculation agent, WFS will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the securities. In making these determinations, WFS may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events” and “—Adjustment Events” in the accompanying product supplement. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and WFS’s determinations as calculation agent may adversely affect your return on the securities.

●  The estimated value of the securities was calculated by our affiliate and is therefore not an independent third-party valuation.

●  Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the value of the Underlier.

●  Business activities of our affiliates or any participating dealer or its affiliates with the Underlying Stock Issuer may adversely affect the value of the Underlier.

● Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

●  Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

●  A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the securities to you.

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Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

Hypothetical Returns

If the securities are automatically called:

If the securities are automatically called prior to stated maturity, you will receive the face amount of your securities plus a final coupon payment on the call settlement date. In the event the securities are automatically called, your total return on the securities will equal the coupon payments received prior to the call settlement date and the coupon payment received on the call settlement date.

If the securities are not automatically called:

If the securities are not automatically called prior to stated maturity, the following table illustrates, for a range of hypothetical performance factors, the hypothetical maturity payment amount payable at stated maturity per security (excluding the final coupon payment). The performance factor is the ending value expressed as a percentage of the starting value (i.e., the ending value divided by the starting value).

Hypothetical Performance Factor	Hypothetical Maturity Payment Amount per Security
175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
70.00%	$1,000.00
60.00%	$1,000.00
50.00%	$1,000.00
49.00%	$490.00
40.00%	$400.00
30.00%	$300.00
25.00%	$250.00
0.00%	$0.00

The above figures do not take into account the coupon payments received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the coupon payments received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically called prior to the stated maturity date, the actual amount you will receive at stated maturity will depend on the actual ending value.

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Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

Hypothetical Payment at Stated Maturity

Set forth below are examples of calculations of the maturity payment amount payable at stated maturity, assuming that the securities have not been automatically called prior to the stated maturity date and assuming the hypothetical starting value, threshold value and ending values indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual starting value or threshold value. The hypothetical starting value of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting value. The actual starting value and threshold value will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For actual historical data of the Underlier, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The ending value is greater than the starting value. As a result, the maturity payment amount is equal to the face amount of your securities:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$145.00
Hypothetical threshold value:	$50.00
Performance factor:	145.00%

Since the hypothetical ending value is greater than the hypothetical threshold value, the maturity payment amount would equal the face amount. Although the hypothetical ending value is significantly greater than the hypothetical starting value in this scenario, the maturity payment amount will not exceed the face amount.

In addition to the coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final coupon payment.

Example 2. The ending value is less than the starting value but greater than the threshold value. As a result, the maturity payment amount is equal to the face amount of your securities:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$90.00
Hypothetical threshold value:	$50.00
Performance factor:	90.00%

Since the hypothetical ending value is less than the hypothetical starting value, but not by more than 50%, you would receive the face amount of your securities at maturity.

In addition to the coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final coupon payment.

Example 3. The ending value is less than the threshold value. As a result, the maturity payment amount is less than the face amount of your securities:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$45.00
Hypothetical threshold value:	$50.00
Performance factor:	45.00%

Since the hypothetical ending value is less than the hypothetical starting value by more than 50%, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to $450.00 per security, calculated as follows:

 = $1,000 × performance factor

 = $1,000 × 45.00%

 = $450.00

In addition to the coupon payments received during the term of the securities, on the stated maturity date you would receive $450.00 per security as well as a final coupon payment.

These examples illustrate that you will not participate in any appreciation of the Underlier, but will be fully exposed to a decrease in the Underlier if the ending value is less than the threshold value.

To the extent that the starting value, threshold value, and ending value differ from the values assumed above, the results indicated above would be different.

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Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

The Underlier

The Underlier is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of the Underlier can be located on a website maintained by the SEC at https://www.sec.gov by reference to that issuer’s SEC file number provided below. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

According to publicly available information, Snowflake Inc. operates a technology platform that supports a range of product categories that enable its customers’ business objectives, including analytics, data engineering, artificial intelligence and applications and collaboration.

The issuer of the Underlier’s SEC file number is 001-39504. The Underlier is listed on the New York Stock Exchange under the ticker symbol “SNOW.”

Historical Information

We obtained the closing prices of the Underlier in the graph below from Bloomberg Finance L.P. (“Bloomberg”), without independent verification. The historical prices below may have been adjusted by Bloomberg to reflect any stock splits, reverse stock splits or other corporate transactions.

The following graph sets forth daily closing prices of the Underlier for the period from January 4, 2021 to July 30, 2026. The closing price on July 30, 2026 was $298.10. The historical performance of the Underlier should not be taken as an indication of its future performance during the term of the securities.

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Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

United States Federal Tax Considerations

You should review carefully the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Generally, this discussion assumes that you purchased the securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you. Moreover, as discussed in the section entitled “United States Federal Tax Considerations” in the accompanying product supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a security relates is a U.S. real property holding corporation or a passive foreign investment company. If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a passive foreign investment company, or to a non-U.S. holder in the case of a U.S. real property holding corporation. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security for U.S. federal income tax purposes as a cash-settled put option (the “Put Option”) written by you with respect to the underlying, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”), as more fully described in “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated Put Options and Deposits” in the accompanying product supplement. In the opinion of our counsel, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation in the final pricing supplement. The remainder of this discussion generally assumes this tax treatment will be respected.

Under this treatment, a portion of each coupon payment made with respect to a security will be attributable to interest on the Deposit, and the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). Interest paid with respect to the Deposit should be taxable to you as ordinary income. The Put Premium should not be taken into account until maturity or earlier sale, exchange or other taxable disposition of the securities. We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

Annualized Coupon Rate	Interest on Deposit Component	Put Premium Component
% per annum	% per annum	% per annum

This allocation is binding on you unless you disclose otherwise on your U.S. federal income tax return; however, it is not binding on the IRS, and the IRS might disagree with it.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities. It is possible, for example, that the securities could be treated in their entirety as debt instruments issued by us. It is also possible that the entire amount of each coupon payment on the securities could be treated as income to you at the time received or accrued, and other reporting agents may report income to you on this basis. Accordingly, you should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities.

Non-U.S. Holders. Subject to the discussion below regarding Section 871(m) and the discussions regarding Section 871(m), “FATCA” and “Effectively Connected Income” in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, you generally should not be subject to U.S. federal withholding or income tax in respect of payments on the securities, assuming that you provide to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a U.S. person.

While we currently do not generally intend to withhold on payments to non-U.S. holders on the securities (subject to the Form W-8 certification requirement), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax. You should expect that if withholding applies, it will be at a rate of 30% (or lower applicable treaty rate). Moreover, it is possible that in the future we may determine that we should withhold on coupon payments on the securities.

Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (each, an “Underlying Security”).

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Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the Common Stock of Snowflake Inc. due August 19, 2030

An IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and certain determinations made by us as of the date of this pricing supplement, we expect that the securities will not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security. Therefore, we expect that the securities will not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities. A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

In the event withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

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